Exhibit 99.1

Keynote Reports Third Fiscal Quarter 2012 Results

  Keynote Posts $30.3 Million in Quarterly Revenue
  Meets Revenue, GAAP EPS and Non-GAAP EPS Guidance
  Quarterly Cash Dividend of $0.06 per Share Approved

SAN MATEO, Calif.--(BUSINESS WIRE)--July 31, 2012--Keynote® Systems (Nasdaq: KEYN), the global leader in Internet and mobile cloud testing & monitoring, reported financial results for its third fiscal quarter ended June 30, 2012.

Umang Gupta, Chairman and CEO of Keynote, said: “Our solid results for the third quarter demonstrate the strength of the business in light of a number of challenging headwinds including European foreign exchange rates, the 2011 change in revenue accounting and global economic pressures. This quarter, we focused on what we can best control in this uncertain environment, and in particular, we are pleased with the Keynote DeviceAnywhere business, which posted its second consecutive quarter of improved orders as well as increased revenue and approximately breakeven operations.”

Quarter Ended June 30, 2012 Compared to Quarter Ended June 30, 2011

Revenue was $30.3 million for third fiscal quarter of 2012, compared to $26.6 million in the third fiscal quarter of 2011. Total Internet revenue was $14.6 million, up from $13.4 million a year ago; and total mobile revenue was $15.7 million, increasing from $13.1 million a year ago. Keynote DeviceAnywhere contributed $4.6 million in revenue. Mobile ratable licenses revenue was $499,000 in the third fiscal quarter of 2012, compared to $3.4 million a year ago, resulting from a $2.9 million revenue accounting headwind. In addition, the average Euro exchange rate was 10% lower this quarter compared to the year ago quarter; on a constant currency basis this quarter’s total revenue would have been higher.

Total costs and expenses for the quarter were $30.3 million, compared to $22.1 million in the same quarter a year ago. Of this increase, $6.3 million was due to expenses associated with Keynote DeviceAnywhere, which included $1.6 million of amortization of purchased intangibles, depreciation and stock-based compensation. The remaining increase occurred as a result of investments in products, sales and marketing for both our Internet business and Keynote SIGOS.

Net income for the third fiscal quarter of 2012 was $27,000, or $0.00 per diluted share, compared to net income of $4.2 million, or $0.23 per diluted share, for the same period last fiscal year. Non-GAAP net income for the third fiscal quarter of 2012 was $3.3 million, or $0.18 per diluted share, compared to $5.6 million, or $0.31 per diluted share, for the same period last fiscal year. The company defines non-GAAP net income as GAAP net income (loss) adjusted for the provision (benefit) for income taxes, cash taxes from on-going operations, stock-based compensation expense, amortization of purchased intangibles, and any unusual items. In the first fiscal quarter of 2012, the change in fair value of acquisition-related contingent consideration was considered an unusual item. Non-GAAP net income per diluted share equals non-GAAP net income divided by the diluted weighted average shares outstanding for the period.

Management also believes non-GAAP Adjusted EBITDA provides a useful measure of operations. The company defines Adjusted EBITDA as earnings before interest income, taxes, depreciation, amortization of purchased intangibles, stock-based compensation, other income (expense), net, and any unusual items. Adjusted EBITDA was $4.6 million for the third fiscal quarter of 2012, or 15% of revenue, compared to $7.0 million, or 26% of revenue, for the same period last fiscal year. Much of the decrease was related to the revenue accounting headwind.

Cash provided by operating activities was $5.0 million for the third fiscal quarter of 2012, compared to $4.6 million for the same period last fiscal year. Keynote defines free cash flow as cash flow from operations less cash used to purchase property, equipment and software. The company generated free cash flow of $3.6 million for the third fiscal quarter of 2012, compared to generating $3.8 million in the third fiscal quarter of 2011.

Nine Months Ended June 30, 2012 Compared to Nine Months Ended June 30, 2011

Revenue for the nine months ended June 30, 2012 was $93.9 million, compared to $75.5 million in the same period a year ago. Keynote DeviceAnywhere contributed $12.8 million in revenue. Net income for the nine months ended June 30, 2012 was $4.5 million, or $0.24 per diluted share, compared to $11.1 million, or $0.65 per diluted share, in the same period a year ago. Non-GAAP net income for the first nine months of fiscal year 2012 was $13.1 million, or $0.71 per diluted share, compared to non-GAAP net income of $15.7 million, or $0.92 per diluted share, in the same period a year ago.

Cash provided by operating activities for the first nine months of fiscal year 2012 was $11.2 million, compared to $13.6 million in the same period last year. For the nine months ended June 30, 2012, Adjusted EBITDA was $17.2 million, or 18% of revenue, compared to $18.7 million, or 25% of revenue, for the same period a year ago. Much of the decrease was related to the revenue accounting headwind.

Balance Sheet

At June 30, 2012, Keynote had $45.5 million in cash, cash equivalents, and short-term investments, compared to $101.4 million at September 30, 2011. Net deferred revenue was $17.3 million at June 30, 2012, compared to $18.5 million at September 30, 2011. The total shares outstanding at June 30, 2012 were 17.5 million, compared to 17.3 million at September 30, 2011.

Quarterly Cash Dividend

The board of directors approved a quarterly cash dividend of $0.06 per common share, payable September 15, 2012 to common stockholders of record at the close of business on September 1, 2012.

Expectations for the Fourth Fiscal Quarter of 2012

The statements in this section of this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Keynote currently expects the following for the fourth fiscal quarter of 2012:

  Total revenue is expected to be between $29.0 million and $31.0 million.
  GAAP results are expected to range from a net loss per share of $(0.02) to net income per diluted share of $0.06.
  Non-GAAP net income per diluted share is expected to be between $0.12 and $0.20.

The above guidance is based on the following assumptions:

  Foreign exchange rates are expected to be significantly lower than a year ago and lower than rates in the fiscal third quarter of 2012.
  Total costs and expenses excluding stock-based compensation and amortization of purchased intangibles are expected to be approximately the same as the third fiscal quarter.
  Total stock-based compensation expense and amortization of purchased intangibles is expected to be approximately $2.8 million.
  Depreciation is expected to be approximately $1.4 million.
  Interest income and other, net is expected to be $50,000 assuming no material changes in interest rates, foreign exchange rates and currently planned uses of cash.
  Cash taxes paid from on-going operations is expected to be approximately $300,000.
  Diluted weighted average shares outstanding are expected to be approximately 18.5 million shares, assuming some additional issuances of equity or equity-related securities and no significant changes in the company’s stock price.

Conference Call

Keynote will host a conference call and simultaneous Webcast at 2:00 pm (PDT) today, July 31, 2012. To access the call in the U.S., please dial (800) 588-4973, and for international callers dial (847) 230-5643. Callers may provide the following confirmation number 32862815 to access the call more quickly, and are encouraged to dial into the call 10 to 15 minutes prior to the start to prevent any delay in joining. The webcast can be accessed at www.keynote.com and is available for replay for 90 days. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial (888) 843-7419, and for international callers dial (630) 652-3042 and enter access code 32862815#.

Forward-Looking Statements

This press release contains forward-looking statements that are not purely historical regarding the Company or management’s intentions, hopes, beliefs, expectations and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company’s current expectations.

Forward-looking statements in this release include, but are not limited to, forecasts concerning Keynote’s expected revenue, GAAP and Non-GAAP earnings per share and other results, and the related underlying assumptions in calculating those amounts including foreign exchange rates, the impact of the recent acquisition and other future financial results. It is important to note that actual outcomes and Keynote’s actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as risks related to the integration of the acquisition, including retaining customers and employees, the uncertain impact global economic conditions, particularly in Europe, will have on Keynote’s business or the businesses of current or potential customers, Keynote’s ability to successfully market and sell its current and recently acquired services to new or existing customers, Keynote’s ability to develop and introduce new services in a timely manner and customer acceptance of new services, the extent to which demand for Keynote’s various services fluctuates, the risk that Keynote’s recent revenue growth may not be sustained, the extent to which existing customers renew their subscriptions and purchase additional services, particularly enterprise customers, Keynote’s ability to attract and retain new customers, Keynote’s ability to operate its international operations and manage related costs successfully, Keynote’s ability to retain key employees, pricing pressure with respect to Keynote’s services, unforeseen expenses, competition in Keynote’s markets, costs associated with any future acquisitions, unforeseen expenses or liabilities associated with Keynote’s recent acquisition, the effect of acquisitions by competitors in Keynote’s target markets, Keynote’s ability to keep pace with changes in the mobile and Internet infrastructure as well as other technological changes, the impact of changes in foreign exchange rates, which can be significant, and the success of Keynote’s international operations. Readers should also refer to the risks outlined in Keynote’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended September 30, 2011, and its quarterly reports on Form 10-Q and any current reports on Form 8-K filed during the fiscal year.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information available to Keynote as of the date of this press release, and Keynote assumes no obligation to update any such forward-looking statements or reasons why results might differ.

Non-GAAP Measures

This press release includes information on Non-GAAP net income, Non-GAAP net income per share, Adjusted EBITDA and free cash flow. These measures are not based on any standardized methodology prescribed by United States generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Non-GAAP net income is calculated by adjusting GAAP net income (loss) for the provision (benefit) for income taxes, cash taxes from on-going operations, stock-based compensation expense, amortization of purchased intangibles, and any unusual items. In the first fiscal quarter of 2012, the change in fair value of acquisition-related contingent consideration was considered an unusual item. Non-GAAP net income per share is calculated by dividing Non-GAAP net income by the weighted average number of diluted shares outstanding for the period. Free cash flow is defined as cash flow from operations less cash used to purchase property, equipment and software. Adjusted EBITDA is defined as earnings before interest income, taxes, depreciation, amortization of purchased intangibles, stock-based compensation, other income (expense), net, and any unusual items. In the first fiscal quarter of 2012, the change in fair value of acquisition-related contingent consideration was considered an unusual item. These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and because these amounts are not determined in accordance with GAAP, they should not be used exclusively in evaluating the Company’s business and operations. Accordingly, the Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company’s operating performance, when reviewed in conjunction with the Company’s GAAP financial statements. Management also uses this information as an additional means for measuring the performance of the Company. The Company compensates for these limitations by realizing that these amounts are not determined in accordance with GAAP and, therefore, should not be used exclusively in evaluating its business and operations.

About Keynote Systems

Keynote® Systems, Inc. (NASDAQ: KEYN) is the global leader in Internet and mobile cloud testing & monitoring. Keynote maintains the world’s largest on-demand performance monitoring and testing infrastructure for Web and mobile sites comprised of over 7,000 measurement computers and mobile devices in over 275 locations around the world that enable companies to continuously improve the online and mobile experience. Known as ‘The Mobile and Internet Performance Authority™,’ Keynote offers three market-leading product platforms:

Keynote Perspective® provides on-demand performance monitoring for enterprise Web and mobile sites including online portals, e-commerce sites and B2B sites. Over 2,000 customers rely on Keynote Perspective services to know precisely how their websites, content, and applications perform on actual browsers, networks, and mobile devices.

Keynote DeviceAnywhere™ is an enterprise-class, cloud-based, mobile application lifecycle management (ALM) testing & quality assurance platform. It is used by over 1,000 mobile developers and enterprises to deliver mobile applications, content and services faster while reducing downtime and testing costs.

Keynote SIGOS offers active end-to-end Quality of Service (QoS) testing and monitoring solutions for mobile, fixed and VoIP communications. Its SITE and Global Roamer products are used by over 200 network operators, content providers, carriers and regulators in over 100 countries worldwide.

Keynote's 4,000 customers represent top Internet and mobile companies and include American Express, AT&T, Disney, eBay, E*TRADE, Expedia, Google, Microsoft, SonyEricsson, T-Mobile and Vodafone. Keynote Systems is headquartered in San Mateo, California and can be reached at http://www.keynote.com/ or by phone in the U.S. at 1-800-KEYNOTE.

Keynote®, DataPulse®, CustomerScope®, Keynote CE Rankings®, Keynote Customer Experience Rankings®, Perspective®, Keynote Red Alert®, Keynote Traffic Perspective®, Keynote WebEffective®, The Internet Performance Authority®, MyKeynote® , SIGOS®, SITE®, The Mobile & Internet Performance Authority™ and Keynote FlexUse™ are trademarks or registered trademarks of Keynote Systems, Inc. in the United States and/or other countries. All other trademarks are the property of their respective owners. © 2012 Keynote Systems, Inc.

Keynote Systems, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Net revenue:	$30,276	$30,592	$26,586	$93,947	$75,526
Costs and expenses:
Costs of revenue:
Direct costs of revenue	8,826	8,691	6,534	26,111	18,341
Development	4,754	4,688	3,410	13,821	9,631
Operations	2,587	2,667	2,058	7,750	5,936
Amortization of intangible assets- software	525	525	419	1,515	1,257
Total costs of revenue	16,692	16,571	12,421	49,197	35,165
Sales and marketing	9,506	8,874	6,982	27,518	20,943
General and administrative	3,525	3,801	2,831	11,434	8,238
Change in fair value of acquisition-related contingent consideration	-	-	-	(2,000)	-
Excess occupancy income, net	(407)	(388)	(273)	(1,145)	(792)
Amortization of intangible assets - other	968	969	147	2,747	451
Total costs and expenses	30,284	29,827	22,108	87,751	64,005
Income (loss) from operations	(8)	765	4,478	6,196	11,521
Interest income and other, net	122	(12)	118	170	541
Income before provision for income taxes	114	753	4,596	6,366	12,062
Provision for income taxes	(87)	(419)	(443)	(1,884)	(951)
Net income	$27	$334	$4,153	$4,482	$11,111

Net income per share:
Basic	$0.00	$0.02	$0.25	$0.26	$0.70
Diluted	$0.00	$0.02	$0.23	$0.24	$0.65
Weighted average common shares outstanding:
Basic	17,502	17,376	16,483	17,390	15,765
Diluted	18,335	18,553	17,950	18,485	17,081

Keynote Systems, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	Sept 30,
	2012	2011

Assets
Current assets:
Cash, cash equivalents and short-term investments	$45,451	$101,380
Accounts receivable, net	19,188	14,738
Other current assets	2,817	3,002
Inventories	1,971	1,502
Deferred tax assets	5,891	7,582
Total current assets	75,318	128,204
Property and equipment, net	35,523	34,424
Goodwill	109,681	62,459
Identifiable intangible assets, net	10,550	1,653
Deferred tax assets	33,543	32,851
Other long-term assets	1,073	810
Total assets	$265,688	$260,401

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,443	$2,410
Accrued expenses	10,431	9,450
Deferred revenue	15,904	16,151
Total current liabilities	29,778	28,011
Other long term liabilities	3,846	3,811
Long-term deferred revenue	1,384	2,388
Total liabilities	35,008	34,210

Stockholders’ equity:
Common stock	18	17
Additional paid-in capital	315,102	312,057
Accumulated deficit	(82,584)	(87,066)
Accumulated other comprehensive income (loss)	(1,856)	1,183
Total stockholders’ equity	230,680	226,191
Total liabilities and stockholders’ equity	$265,688	$260,401

Keynote Systems, Inc. and Subsidiaries

GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Non-GAAP Net Income
GAAP net income	$27	$334	$4,153	$4,482	$11,111
Provision for income taxes	87	419	443	1,884	951
Stock-based compensation **	1,709	1,544	821	4,581	2,340
Amortization of intangible assets - other	968	969	147	2,747	451
Amortization of intangible assets - software	525	525	419	1,515	1,257
Change in fair value of acquisition-related contingent consideration	-	-	-	(2,000)	-
Non-GAAP income before income tax	3,316	3,791	5,983	13,209	16,110
Cash taxes from on-going operations	(61)	66	(412)	(81)	(442)
Non-GAAP net income	$3,255	$3,857	$5,571	$13,128	$15,668
Weighted average diluted common shares outstanding	18,335	18,553	17,950	18,485	17,081
Non-GAAP net income per share	$0.18	$0.21	$0.31	$0.71	$0.92

Adjusted EBITDA
GAAP net income	$27	$334	$4,153	$4,482	$11,111
Provision for income taxes	87	419	443	1,884	951
Interest income and other, net	(122)	12	(118)	(170)	(541)
Stock-based compensation **	1,709	1,544	821	4,581	2,340
Amortization of intangible assets - other	968	969	147	2,747	451
Amortization of intangible assets - software	525	525	419	1,515	1,257
Depreciation	1,414	1,370	1,109	4,118	3,175
Change in fair value of acquisition-related contingent consideration	-	-	-	(2,000)	-
Adjusted EBITDA	$4,608	$5,173	$6,974	$17,157	$18,744
** Stock-based compensation by category
Direct costs of revenue	$204	$203	$114	$573	$309
Development	387	375	181	1,067	529
Operations	151	160	97	454	251
Sales and marketing	588	519	302	1,538	877
General and administrative	379	287	127	949	374
	$1,709	$1,544	$821	$4,581	$2,340

Keynote Systems, Inc. and Subsidiaries

REVENUE DETAIL
(in thousands)
(unaudited)

	Three Months Ended				Year Ended
	Dec 31	March 31	June 30	Sept 30	Sept 30

FY 2012
Internet:
Web measurement subscriptions	$8,119	$8,267	$8,803	-	$25,189
Other subscriptions	4,295	3,269	3,032	-	10,596
Engagements	3,090	2,821	2,779	-	8,690
Internet net revenue	15,504	14,357	14,614	-	44,475
Mobile:
Subscriptions	5,593	6,206	6,529	-	18,328
Ratable licenses	1,583	980	499	-	3,062
System licenses	5,755	4,023	4,382	-	14,160
Maintenance and support	4,644	5,026	4,252	-	13,922
Mobile net revenue	17,575	16,235	15,662	-	49,472
Net revenue	$33,079	$30,592	$30,276	-	$93,947
Mobile net revenue by customer type
Enterprise	$5,943	$5,884	$6,600	-	$18,427
Telecommunications	11,632	10,351	9,062	-	31,045
Mobile net revenue	$17,575	$16,235	$15,662	-	$49,472

FY 2011
Internet:
Web measurement subscriptions	$7,275	$7,373	$7,865	$7,981	$30,494
Other subscriptions	3,448	2,784	2,846	3,316	12,394
Engagements	2,185	2,600	2,735	2,919	10,439
Internet net revenue	12,908	12,757	13,446	14,216	53,327
Mobile:
Subscriptions	3,195	3,234	4,149	4,180	14,758
Ratable licenses	4,571	3,687	3,426	2,594	14,278
System licenses	1,992	1,262	3,112	3,858	10,224
Maintenance and support	2,167	3,167	2,453	2,656	10,443
Mobile net revenue	11,925	11,350	13,140	13,288	49,703
Net revenue	$24,833	$24,107	$26,586	$27,504	$103,030
Mobile net revenue by customer type
Enterprise	$1,109	$1,249	$2,035	$1,635	$6,028
Telecommunications	10,816	10,101	11,105	11,653	43,675
Mobile net revenue	$11,925	$11,350	$13,140	$13,288	$49,703

FY 2010
Internet:
Web measurement subscriptions	$6,170	$6,593	$6,584	$7,105	$26,452
Other subscriptions	3,665	2,569	2,648	3,154	12,036
Engagements	2,544	1,893	2,164	2,187	8,788
Internet net revenue	12,379	11,055	11,396	12,446	47,276
Mobile:
Subscriptions	2,374	2,510	2,718	2,770	10,372
Ratable licenses	5,956	5,791	5,159	5,297	22,203
Mobile net revenue	8,330	8,301	7,877	8,067	32,575
Net revenue	$20,709	$19,356	$19,273	$20,513	$79,851
Mobile net revenue by customer type
Enterprise	$1,036	$932	$1,028	$1,063	$4,059
Telecommunications	7,294	7,369	6,849	7,004	28,516
Mobile net revenue	$8,330	$8,301	$7,877	$8,067	$32,575

Keynote Systems, Inc. and Subsidiaries

CASH FLOW FROM OPERATING ACTIVITIES AND FREE CASH FLOW
(in thousands)
(unaudited)

	Three Months Ended				Year Ended
	Dec 31	March 31	June 30	Sept 30	Sept 30

FY 2012
Total Revenue	$33,079	$30,592	$30,276	-	$93,947
Cash Flow from Operations	$1,510	$4,606	$5,046	-	$11,162
% of Revenue	5%	15%	17%	-	12%
Purchase of PP&E	$1,608	$1,639	$1,410	-	$4,657
Free Cash Flow	$(98)	$2,967	$3,636	-	$6,505
% of Revenue	(0%)	10%	12%	-	7%

FY 2011
Total Revenue	$24,833	$24,107	$26,586	$27,504	$103,030
Cash Flow from Operations	$2,324	$6,693	$4,560	$5,686	$19,263
% of Revenue	9%	28%	17%	21%	19%
Purchase of PP&E	$470	$1,693	$795	$1,379	$4,337
Free Cash Flow	$1,854	$5,000	$3,765	$4,307	$14,926
% of Revenue	7%	21%	14%	16%	14%

FY 2010
Total Revenue	$20,709	$19,356	$19,273	$20,513	$79,851
Cash Flow from Operations	$(95)	$1,749	$6,272	$4,805	$12,731
% of Revenue	(0%)	9%	33%	23%	16%
Purchase of PP&E	$775	$653	$961	$840	$3,229
Free Cash Flow	$(870)	$1,096	$5,311	$3,965	$9,502
% of Revenue	(4%)	6%	28%	19%	12%

CONTACT:
LHA
Kirsten Chapman, 415-433-3777 (Investor Relations)
KEYNLHA@lhai.com
or
Keynote Systems, Inc.
Dan Berkowitz, 650-403-3305 (Media)
dberkowitz@keynote.com